Exhibit 99.1

Google to Acquire Nest

MOUNTAIN VIEW, CA – JANUARY 13, 2014 — Google Inc. (NASDAQ: GOOG) announced today that it has entered into an agreement to buy Nest Labs, Inc. for $3.2 billion in cash.

Nest’s mission is to reinvent unloved but important devices in the home such as thermostats and smoke alarms. Since its launch in 2011, the Nest Learning Thermostat has been a consistent best seller--and the recently launched Protect (Smoke + CO Alarm) has had rave reviews.

Larry Page, CEO of Google, said: “Nest’s founders, Tony Fadell and Matt Rogers, have built a tremendous team that we are excited to welcome into the Google family. They’re already delivering amazing products you can buy right now--thermostats that save energy and smoke/CO alarms that can help keep your family safe. We are excited to bring great experiences to more homes in more countries and fulfill their dreams!”

Tony Fadell, CEO of Nest, said: “We’re thrilled to join Google. With their support, Nest will be even better placed to build simple, thoughtful devices that make life easier at home, and that have a positive impact on the world.”

Nest will continue to operate under the leadership of Tony Fadell and with its own distinct brand identity. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals in the US. It is expected to close in the next few months.

About Google Inc.

Google is a global technology leader focused on improving the ways people connect with information. Google’s innovations in web search and advertising have made its website a top internet property and its brand one of the most recognized in the world.

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